EMPLOYMENT AGREEMENT
                                     BETWEEN
                             PSW Technologies, Inc.
                                       AND
                               Pedro A. Fernandez


THIS AGREEMENT, made and entered into as of January 18, 1999, by and between PSW Technologies Inc., with its principal offices located at 6300 Bridgepoint Parkway, Building 3, Suite 200, Austin, Texas 78730 (hereinafter called the "Company"), and Pedro A. Fernandez (hereinafter called the "Executive").

                                   WITNESSETH

In consideration of the mutual covenants herein contained and other good and valuable considerations, the parties hereto agree as follows:

SECTION I - TERM OF EMPLOYMENT AND DUTIES

1.1   Term.  The term of this Agreement shall commence as of January 18, 1999.

1.2 Duties. Executive shall be employed by Company as the Vice President, Corporate Strategy and Marketing. Executive shall report directly to the Chief Executive Officer. Executive shall have such responsibilities and authority as may from time to time be assigned to Executive by the Chief Executive Officer of the Company or by the Board of Directors, provided, however, that the responsibilities assigned shall be of a character and dignity appropriate to a senior executive of the Company. During the employment period, the Executive agrees to devote substantially all of his normal business time and attention (reasonable vacation and periods of leave excepted) to the affairs of the Company and the promotion of its interests.

SECTION II - COMPENSATION, BENEFITS AND PERQUISITES

2.1 Base Salary. The Executive will receive a base salary at a rate of $200,000 per annum, payable in accordance with the Company's customary payroll practices. At least annually, the Chief Executive Officer or the Compensation Committee of the Board of Directors will review the Executive's base salary for competitiveness and appropriateness in the industry, and in light of such review may, in the sole discretion of the Company, increase such salary.

2.2 Transition Bonus. In addition to the other payments referred to in this Agreement, the Company agrees to pay to the Executive a transition bonus of $30,000 to be paid as follows: $15,000 on February 15, 1999 and $15,000 on April 15, 1999. Executive must be employed on these dates in order to receive the bonus.

2.3 Annual Incentive Bonus. In addition to the other payments referred to in this Agreement, the Executive shall be entitled to participate in an annual incentive bonus plan with a target annual cash bonus of 30% of the base salary earned during the fiscal year. The actual achievement and payout shall be based upon criteria established by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors. The annual incentive bonus plan payments ("Annual Incentive Bonus") will be paid in cash on February 15.

2.4 Stock Option Grants. Executive shall be granted non qualified stock options pursuant to the Company's Stock Option Plan (the "Plan') to purchase 125,000 shares of Company common stock having an exercise price equal to the fair market value (determined in accordance with the applicable provisions of the Plan) of Company common stock on January 18, 1999. The options will vest as follows:

         Vest Date                  Expiration Date           Number of Shares
         07/18/1999                 01/18/2009                31,250
         07/18/2000                 01/18/2009                31,250
         07/18/2001                 01/18/2009                31,250
         07/18/2002                 01/18/2009                31,250

     Such options shall be subject to, and governed by, the terms and provisions of the Plan except to the extent of modifications of such options which are permitted by the Plan and which are expressly provided for herein.

2.5 Benefits. Executive shall be entitled to participate in all employee benefit plans of the Company in proportion to his position and compensation herein. "Benefit Plans" shall include, but not be limited to, group life, long term disability, medical, dental and vision insurance; stock options; stock purchase or bonus plans; profit sharing arrangements; 401(k); deferred compensation; and any other incentive compensation plans. Executive will be entitled to four (4) weeks of paid vacation per annum.

SECTION III - TERMINATION

3.1 Employment at Will. This Agreement is a contract of employment at will. This means that employment will continue only so long as both Company and Executive want it to do so. Subject to the Notice of Termination requirement set forth in Section 3.4, Executive is free to quit at any time at his discretion and Company is, subject to the severance payment provisions of Section 3.2, free to terminate Executive's employment at any time at its discretion. If the Agreement is terminated for reasons other than death, total disability, Cause (as defined in Section 3.3), or voluntary termination, the Executive shall be paid as described in Section 3.2.

3.2 Severance. In the event that the Executive's employment is terminated by the Company for reasons other than death, total disability, Cause (as defined in Section 3.3) or voluntary termination, the Company will pay to the Executive a lump sum payment equal to three months of the Executive's then current base salary. The payment will be made in cash on the termination date. In addition, one third of the Executive's unvested options shall automatically vest, so that this option shall immediately become exercisable for those particular Option Shares as fully-vested shares of Common Stock.

3.3 Cause. Termination by Company of Executive's employment for "cause" as used in this Agreement shall be limited to gross negligence or malfeasance by Executive in the performance of his duties under the Agreement, the Executive's conviction or plea of "guilty" to any felony crime, or indictment for a felony violation of the federal securities laws.

3.4 Involuntary Termination. An "Involuntary Termination" shall mean the termination of Executive's employment by reasons of

(a) Involuntary dismissal or discharge by the Company for reasons other than Cause, or

(b) Executive's voluntary resignation following (1) a change in Executive's position with the Company which materially reduces Executive's level of responsibility, or (2) a reduction in Executive's level of compensation (including base salary, fringe benefits and participation in any corporate-performance based bonus or incentive programs).

3.5 Notice of Termination. The Agreement may be terminated by the Executive or the Company upon written notice.

SECTION IV - CHANGE OF CONTROL

4.1  Change of Control. A "Change of Control" means any of the following events:
(a) the sale by the Company of substantially all of its assets to a single purchaser or a group of associated or affiliated purchasers.
(b) the sale, exchange or other disposition, in one transaction to an entity or entities not affiliated with the Company, of more than fifty percent (50%) of the outstanding common stock of the Company.
(c) the merger or consolidation of the Company in a transaction in which the stockholders of the Company receive less than fifty percent (50%) of the outstanding voting stock of the new or continuing entity.

4.2 Accelerated Vesting of Options. In the event of a Change in Control, all of the options granted but not otherwise vested shall automatically vest so that the options shall, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the options as fully vested shares of Common Stock and may be fully exercised for any or all of those vested shares. However, the options shall not vest on such an accelerated basis if and to the extent the options are, in connection with the Change in Control, assumed by the successor corporation (or parent thereof), replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the Change in Control transaction. The determination of option comparability shall be made by the Plan Administrator, and such determination shall be final, binding, and conclusive.

4.3 Voluntary Termination Option Following Change of Control. In the event of a Change of Control, the Executive may at his option decide to leave the Company within 90 days of the Change of Control, and be paid severance pursuant to Section 3.2 as though the Executive were terminated by the Company without Cause.

4.4 Involuntary Termination Following Change of Control. Upon an Involuntary Termination of Executive's employment within twelve (12) months following a Change in Control a portion of the Option Shares at the time of the Change of Control (or any replacement grant) not otherwise vested shall automatically vest, so that the Option shall immediately become exercisable for those particular Option Shares. The number of Option Shares which shall vest upon such an accelerated basis in connection with the Involuntary Termination shall be equal to the number of Option Shares in which Executive would have vested had Executive remained employed by Company for an additional two (2)-year period measured from the date of his Involuntary Termination.

SECTION V - DISPUTE RESOLUTION

5.0 Dispute Resolution. Before filing a claim in any state or federal court, or any state or federal agency, arising out of a dispute under this Agreement, both parties agree to submit such claim or controversy to a third party mediator in a good faith effort for resolution.

SECTION VI - NONCOMPETITION, CONFIDENTIALITY AND OWNERSHIP

6.1 Non-competition. Executive shall not during the term of this Agreement, and for a period of one year thereafter, directly or indirectly:
(a)  Solicit  or  induce  any  employee  of  Company  to  terminate  his  or her employment.
(b)  Perform  any  act  of  direct   competition   with  Company   (whether  the
     solicitation of sales, sale, or marketing presentation) to any Company customer or prospective customer with which the Executive had direct contact while employed by Company and for twelve (12) months after such employment ends. A Company customer shall be defined as the entire customer entity for entities with only regional or local offices. For Company customers who have national or worldwide offices, the Company customer shall be defined as that regional or local office with which the Executive had contact.
(c) Accept any opportunity (whether of a contract or full-time employment) with a Company customer if Executive learned of the opportunity as a direct result of the Executive's employment by Company without the mutual consent of the Executive and the Company.

6.2 Confidentiality. The Executive shall not disclose or furnish confidential information about the Company or its customers to any third party except as specifically authorized by Company or as reasonably necessary to carry out the duties performed by the Executive. Upon termination, Executive will return to Company all such information, materials, and company equipment in his or her possession. This paragraph shall survive the expiration or termination of this Agreement.

6.3 Ownership. Executive agrees to disclose to Company in writing any and all documentation, inventions, improvements or discoveries which arise out of his or her employment with Company. All copyrightable work is "work for hire" and Executive hereby assigns to Company all rights and interest in any copyrightable work, invention or idea made or conceived while in the performance of any job related duties during the term of this Agreement. Executive will execute any documents, and at Company's expense provide any cooperation reasonably necessary to create or record any such transfer of ownership.

SECTION VII - MISCELLANEOUS

7.1 Successors. The rights and duties of a party hereunder shall not be assignable by that party; provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor of the Company, and any such successor shall be deemed substituted for Company under the terms of this Agreement. The term successor as used herein shall include any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company.

7.2 Entire Agreement. With respect to the matters specified herein, this Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings and commitments between the parties.

7.3 Amendments. This Agreement may be amended but only by a subsequent written agreement of the parties.

7.4  Jurisdiction. This Agreement will be governed by Texas law.

7.5 Notices. Any notice, request, or other communication required or permitted pursuant to this Agreement shall be in writing and shall be deemed duly given when received by the party to whom it shall be given or three days after being mailed by certified, registered, or express mail, postage prepaid, addressed as follows:

       If to the Company:

         PSW Technologies, Inc.
         6300 Bridgepoint Parkway
         Building 3, Suite 200
         Austin, Texas  78730
         Attention:  General Counsel

       If to the Executive:

         Pedro A. Fernandez
         9341 S.W. 106 Avenue
         Miami, Florida  33176

     Any party may change the address to which communications are to be mailed by giving notice of such change in the manner provided above.

     This Agreement shall be binding upon and shall inure to the benefit of the Executive, Executive's heirs, executors, administrators and beneficiaries, and shall be binding on and inure to the benefit of the Company and its successors and assigns.


IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the year and day first above written.

                        COMPANY - PSW Technologies, Inc.
                         EXECUTIVE - Pedro A. Fernandez


By:   /s/ Timothy D. Webb                By: /s/ Pedro A. Fernandez
Name (Print):  Timothy D. Webb           Name (Print):  Pedro A. Fernandes

Title: Chief Executive Officer